Schedule 1
to Limited Power of Attorney
dated as of June 1, 2003
by Federated Equity Funds
(the Trust "), acting on
behalf of each of the series portfolios
listed below, and appointing
Federated Global Investment Management Corp.
the attorney-in-fact of the
Trust

List of Series Portfolios

Federated Large Cap Growth Fund